                                                                   EXHIBIT (2)-5


                   REORGANIZATION AGREEMENT AND PLAN OF MERGER


         This Reorganization Agreement and Plan of Merger ("Plan of Merger") is entered into as of the 2nd day of June, 1998, by and between The Banc Corporation, a Delaware corporation ("TBC"), and Emerald Coast Bancshares, Inc., a Florida corporation ("Emerald").

                                R E C I T A L S:

         WHEREAS, TBC is a bank holding company existing under the laws of the State of Delaware, and is the successor in interest to Warrior Capital Corporation ("Warrior") and is a registered bank holding company through ownership of 99.75% of the outstanding shares of The Bank, a bank chartered under the laws of the State of Alabama ("The Bank").

         WHEREAS, Emerald is a bank holding company existing under the laws of the State of Florida, with its principal office at 7522 Front Beach Road, Panama City Beach, Florida 32408, and is a registered bank holding company through ownership of all of the issued and outstanding shares of Emerald Coast Bank, a bank chartered under the laws of the State of Florida ("Emerald Coast Bank").

         WHEREAS, the respective Boards of Directors of TBC and Emerald have determined that it is in the best interests and welfare of TBC and Emerald and in the best interests of their respective shareholders that TBC and Emerald merge on the terms and conditions hereinafter set forth.




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         WHEREAS, the respective Boards of Directors of TBC and Emerald have, by resolutions, approved and authorized the execution and delivery of this Plan of Merger and the merger of Emerald with and into TBC (the "Merger") on the terms and conditions set forth herein.

         WHEREAS, TBC and Emerald desire to merge in a transaction intended to qualify as a tax-free reorganization under the provisions of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, the parties intend that this Plan of Merger shall constitute a plan of reorganization as that term is used in Sections 354 and 361 of the Code.

         WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests."

         THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, TBC and Emerald agree as follows:


SECTION 1.--THE MERGER

         1.1 The Merger. Upon the terms and conditions of this Plan of Merger, including the receipt of all requisite governmental and shareholder approvals, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Florida Business Corporation Act (the "FBCA") at the Effective Time, Emerald shall merge with and into TBC. At the Effective Time, the separate existence of Emerald shall cease, and TBC shall continue as the surviving entity (TBC, in its capacity as the corporation surviving the Merger, is hereinafter some-




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times referred to as the "Surviving Corporation"). Emerald Coast Bank will become a wholly-owned subsidiary of TBC simultaneously with the Merger.

         1.2 The Closing. The closing of the Merger (the "Closing") shall be no later than the second business day following the satisfaction of the conditions specified in Section 3 of this Plan of Merger (the "Closing Date"). The Closing Date may be extended from time to time by the mutual agreement of the parties. The Closing shall take place at 10:00 a.m. at the offices of Haskell Slaughter & Young, L.L.C. on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Plan of Merger.

         1.3 Effective Time. Subject to the provisions of this Plan of Merger, Articles of Merger and a Certificate of Merger, substantially in the form of Exhibits B and C, shall be duly executed and, on the Closing Date (as defined in section 1.2 hereof) or as soon thereafter as reasonably practicable, filed with the Secretary of State of the state of Florida (the "Florida Secretary of State") and the Secretary of State of the state of Delaware (the "Delaware Secretary of State") in accordance with the FBCA and the DGCL. The Merger shall become effective upon the filing of the Articles of Merger with the Florida Secretary of State and the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

         1.4 Effect of the Merger. The Merger shall have the effect provided in Section 259 of the DGCL and Section 658.45 of the FBCA.




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SECTION 2.--EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATION; EXCHANGE OF CERTIFICATES

         2.1 Effect on Capital Stock. For each outstanding share of Emerald common stock, $.01 par value (the "Emerald Common Stock"), held immediately prior to the Effective Time, the shareholders of Emerald (except those exercising their dissenters rights of appraisal, as described in Section 2.3), will receive consideration equal to approximately 2.02044 shares of TBC Common Stock (the "Exchange Ratio"). As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Emerald Common Stock, each share of the Emerald Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired. The holders of Emerald Common Stock shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

         The Exchange Ratio shall be amended to reflect any TBC or Emerald stock split or stock dividend or reclassification (a "Stock Event"), so that, at the Effective Time, each Emerald shareholder (except those effectively exercising their dissenters rights of appraisal, as described in Section 2.3) shall be entitled to receive a number of shares of TBC Common Stock equal to what such shareholder would have received if the shares of TBC Common Stock had been issued immediately prior to the Stock Event.

         2.2 Delivery of Merger Consideration. On the Closing Date, the Surviving Corporation shall deliver to the holders of certificates evidencing ownership of Emerald Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and




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in proper form for transfer, the Merger Consideration to which they are entitled pursuant to the following provisions:

                  (a) As soon as practical after the Effective Time, the Surviving Corporation shall send a notice and transmittal form to each record holder of a certificate evidencing Emerald Common Stock, advising such holder of the Merger and the procedure for surrendering to Emerald such certificate in exchange for such holder's pro rata share of the Merger Consideration. Each holder of such certificate, upon surrender of the same to the Surviving Corporation in accordance with such transmittal form, shall be entitled to receive such holder's pro rata share of the Merger Consideration.

                  (b) No transfer taxes shall be payable by any holder of record of Emerald Common Stock at the Effective Time in respect of the exchange of certificates for the Merger Consideration. If the Merger Consideration for the Emerald Common Stock provided for herein is to be delivered to any person other than the registered holder of the Emerald Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Surviving Corporation by such person. The Surviving Corporation may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

                  (c) After the Effective Time, each outstanding certificate which theretofore represented Emerald Common Stock shall, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence only the right to receive the Merger Consideration. After the Effective Time, there shall be no further registration or transfer of Emerald Com-




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mon Stock. No dividends or other distributions which are declared on TBC Common
Stock will be paid to persons otherwise entitled to receive the same until the certificates representing Emerald Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

                  (d) Notwithstanding anything to the contrary set forth herein, if any holder of Emerald Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to TBC.

         2.3 Dissenting Shareholders. Any shares of Emerald Common Stock held by persons who have perfected their dissenters rights under the FBCA, and have not effectively withdrawn or lost their dissenters rights under the FBCA, shall not be converted pursuant to this Plan of Merger but shall be entitled only to such rights as are granted them by the dissenters rights provisions of the FBCA. Dissenting shareholders entitled to payment for shares of Emerald stock pursuant to the Florida dissenters rights statute shall receive payment from TBC in an amount as determined pursuant to the FBCA.

         2.4 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of TBC, attached as Exhibit 2.4, shall be in effect immediately prior to the Effective Time and will remain the articles of incorporation of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.




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         2.5      Bylaws of the Surviving Corporation. The bylaws of TBC,
attached as Exhibit 2.5, shall be in effect immediately prior to the Effective Time and will remain the bylaws of the Surviving Corporation until amended or repealed in accordance with their provisions and applicable law.

         2.6 Capitalization of the Surviving Corporation. The combined capitalization of Emerald and TBC immediately prior to the Effective Time shall be the capitalization of the Surviving Corporation until changed by resolution of the Board of Directors or by action of its shareholders.

         2.7 Directors and Officers of the Surviving Corporation. The directors and officers of TBC immediately following the Effective Time shall be the directors and officers, as set forth on Exhibit 2.7, to serve until their successors have been elected or qualified or until their resignation or removal according to law and the bylaws of the Surviving Corporation.


SECTION 3.--REPRESENTATIONS AND WARRANTIES OF EMERALD.

         Except as set forth in the Disclosure Schedule delivered to TBC by Emerald (the "Emerald Disclosure Schedule") simultaneously with the execution hereof, Emerald hereby represents and warrants to TBC, as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by Emerald include its subsidiaries):

         3.1 Organization of Emerald. Emerald is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and authorizations necessary to carry on its business as now conducted and to own and operate the prop-




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erties and assets it owns or operates, to enter into this Plan of Merger and the
Merger and to perform its obligations thereunder. Emerald is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or conduct of the business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Emerald. The deposit accounts of Emerald Coast Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC.

         3.2      Emerald Capital Stock.

                  (a) Emerald's authorized capital stock consists of 10,000,000 shares of common stock, $.01 par value per share, of which 626,000 shares are outstanding, all of which are validly issued and outstanding.

                  (b) Other than Emerald Coast Bank and Emerald Coast Financial Management, Inc., Emerald does not own directly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

                  (c) Emerald has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls, commitments or other rights of any character granted or entered into by Emerald relating to its authorized, issued or unissued capital stock, and no such rights will be granted or entered into.

                  (d) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Emerald's capital stock.




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                  (e)      No shares of Emerald's capital stock will be issued
between the date hereof and the Effective Time.

                  (f) Attached to the Emerald Disclosure Schedule are copies, as of the date of such letter, of Emerald's articles of incorporation and bylaws, both certified to be complete and correct by the Cashier or Secretary of Emerald, the same to remain unchanged up to the Effective Time.

         3.3 Subsidiaries and Assets. Emerald (other than Emerald Coast Bank and Emerald Coast Financial Management, Inc.) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

         3.4 Financial Statements. Emerald has delivered to TBC balance sheets of Emerald as of December 31, 1996 and 1997, and [March 31, 1998,] the related statements of operations, changes in shareholders' equity and changes in financial position or statements of cash flows for the periods then ended, and the related notes and related opinions thereon as applicable (the "Emerald Financial Statements"). The Emerald Financial Statements, as and when prepared,
(i) with the exception of the statement for and as of the period ended [March 31, 1998,] have been audited, (ii) present fairly the financial condition of Emerald as of the respective dates indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to




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appropriate reserves for loan and lease losses; and (v) are based on the books and records of Emerald and Emerald Coast Bank.

         3.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Emerald Financial Statements or disclosed in the Emerald Disclosure Schedule, Emerald has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of Emerald for any period up to the close of business on the respective dates of the Emerald Financial Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. Emerald does not have any liabilities or obligations, either accrued or contingent, which are material to Emerald and which have not been either (i) reflected or disclosed in the Emerald Financial Statements for [the year ended December 31, 1997]; or (ii) incurred subsequent to [December 31, 1997,] in the ordinary course of business.

         3.6 Absence of Certain Changes or Events. Since [December 31, 1997], there has not been:

                  (a) any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Emerald;

                  (b) any material adverse change in the character of the assets or liabilities of Emerald;

                  (c) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by Emerald at a cost in excess of $25,000 other than supplies in the ordinary course of business;




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                  (d)      any physical damage, destruction or loss not covered
by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Emerald;

                  (e) any material change in the accounting methods or practices of Emerald unless required by regulation or GAAP;

                  (f) any material change in the capital structure of Emerald;

                  (g) any loss incurred or determined to be probable for Emerald as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of Emerald; or

                  (h) any increase in the compensation payable or to become payable by Emerald to any officer or employee or any bonus, except bonuses accrued and reflected on the [December 31, 1997] Emerald Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

         3.7 Tax Matters. Emerald has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by Emerald have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and rec-




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ords of Emerald and the Emerald Financial Statements subject to normal year-end adjustments. Since [December 31, 1997], Emerald has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. Emerald has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for the assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of Emerald that are presently pending or threatened, and Emerald is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

         3.8 Title to Properties; Absence of Liens and Encumbrances; Enforceability of Leases.

                  (a) Except as to property indicated in the Emerald Disclosure Schedule as being leased or mortgaged, Emerald has good and marketable title to its assets, real and personal (including those reflected in the Emerald Financial Statements, except for loans and investments and as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of Emerald's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, Emerald's assets or otherwise materially impair its operations.




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                  (b)      To the best knowledge of Emerald, the structures and
equipment owned or used by Emerald comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

                  (c) The real property, if any, leased by Emerald is held by it under valid and enforceable leases. Emerald is not in material default under any such leases.

         3.9 Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of Emerald, threatened by or against or otherwise affecting Emerald or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to Emerald's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Emerald in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of Emerald, it is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted, and it is not in material default under any thereof.

         3.10     Authority Relative to This Plan of Merger.

                  (a) Emerald has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.




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                  (b)      The execution, delivery and performance of this Plan
of Merger by Emerald has been duly authorized and approved by the Board of Directors of Emerald, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

                  (c) This Plan of Merger has been duly executed and delivered by Emerald and constitutes a valid and binding obligation of Emerald enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of Emerald; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which Emerald is a party or by which its properties may be bound.

         3.11 No Untrue Representations. The documents furnished by Emerald to TBC (the "Emerald Documents"), including but not limited to the Emerald Disclosure Schedule and the Emerald Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact that Emerald has not disclosed in the Emerald Documents or otherwise to TBC in writing which materially and adversely affects the properties, business, prospects, prof-




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its or condition (financial or otherwise) of Emerald or the ability of Emerald to perform this Plan of Merger, except that Emerald makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

         3.12     Employee Benefit Plans.

                  (a) Except as described in the Emerald Documents or set forth on Exhibit 3.12(a) to the Emerald Disclosure Schedule, Emerald has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in
Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Emerald has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. Emerald has not previously made, is not currently making,




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and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

                  (b) Except as described in the Emerald Documents or set forth on Exhibit 3.12(b) to the Emerald Disclosure Schedule, Emerald is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

         3.13     Environmental Protection.

                  (a) None of the assets of Emerald (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Emerald as of the date of this Plan of Merger and as of the Effective
Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or to the environment, including, without limitation, friable asbestos, petroleum products or PCBs




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("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

                  (b) No notice or other communication has been received from any governmental agency having jurisdiction over Emerald or to the best knowledge of Emerald from any other person, with respect to any alleged violation by Emerald of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of Emerald.

                  (c) All Hazardous Materials which have been remediated from any assets of Emerald prior to or during their ownership by Emerald have been handled in compliance with all applicable laws.

                  (d) To Emerald's best knowledge, no collateral securing any loan made by Emerald, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

         3.14 Material Contract Defaults. Emerald is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of Emerald or under its articles of incorporation or bylaws, and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of incorporation or bylaws of Emerald.

         3.15 Brokers and Finders. Neither Emerald nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory,




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brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for Emerald in connection with this Plan of Merger or the transactions contemplated hereby.

         3.16 Emerald Shareholder Investor Qualification. A sufficient number of shareholders of Emerald are "Accredited Investors" as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") so that the private placement of the TBC Common Stock to be issued to the shareholders of Emerald in the Merger may qualify for an exemption under Section 4(2) of the Securities Act.


SECTION 4.        REPRESENTATIONS AND WARRANTIES OF TBC.

         Except as set forth in its Disclosure Schedule delivered to Emerald (the "TBC Disclosure Schedule"), simultaneously with the execution hereof, TBC hereby represents and warrants to Emerald as of the date hereof and up to and including the Closing Date as follows (all representations and warranties by TBC include its subsidiaries) and its predecessor Warrior Capital Corporation:

         4.1 Organization. TBC is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority, and possesses all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Plan of Merger and the Merger and to perform its obligations thereunder. TBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states and foreign jurisdictions where the character of its assets or the nature or




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conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, properties, or assets, or the condition, financial or otherwise, of TBC. The deposit accounts of The Bank are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC.

         4.2      TBC Capital Stock.

                  (a) The authorized capital stock of TBC consists of 25,000,000 shares of common stock of which [5,488,000] shares of common stock are issued and outstanding and 5,000,000 shares of preferred stock of which no shares are issued and outstanding. TBC Common Stock issued in this Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

                  (b) Other than The Bank and Taylor Acquisition Corporation ("TAC"), TBC does not own directly or indirectly, beneficially or of record, more than five percent of the outstanding stock of any other corporation and does not otherwise control any company or bank.

                  (c) Other than as set forth on the TBC Disclosure Schedule, there are not, and as of the Effective Time and thereafter there will not be, outstanding securities convertible into or exercisable or exchangeable for TBC Common Stock or TBC's preferred stock.

                  (d) There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to TBC Common Stock or TBC's preferred stock.

                  (e) Except as disclosed to Emerald in the TBC Disclosure Schedule, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, or understandings of any kind, to which TBC is a party, affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of the TBC Common Stock or any other securities of TBC or The Bank.

                  (f) Attached to the TBC Disclosure Schedule are copies of TBC's articles of incorporation and bylaws, certified to be complete and correct by the Secretary of such entity, the same to remain unchanged up to the Effective Time.

         4.3 Subsidiaries and Assets. TBC (except for The Bank and TAC) does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.

         4.4 Financial Statements. TBC has delivered to Emerald balance sheets of TBC as of December 31, 1996 and 1997, [and March 31, 1998,] and the related statements of operations, changes in shareholders' equity, and changes in financial position or statements of cash flows for the year then ended, and the related notes and related opinions thereon as applicable ("TBC Financial Statements"). TBC Financial Statements, as and when prepared, (i) with the exception of the statement for and as of the period ended [March 31, 1998,] have been audited, (ii) present fairly the financial condition of TBC as of the date indicated and the results of operations, the changes in shareholders equity, the changes in financial position and cash flows for the respective periods indicated; (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") as to audited statements and in a manner consistent with past practice as to unaudited statements; (iv) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, including but not limited to appropriate reserves for loan and lease losses; and (v) are based on the books and records of TBC.

         4.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in TBC Financial Statements or disclosed in the TBC Disclosure Schedule, TBC has no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of TBC for any period up to the close of business on the respective dates of the TBC Financial Statements, or
(ii) arising out of transactions entered into, or any state of facts existing, prior thereto. TBC has no liabilities or obligations, either accrued or contingent, which are material to TBC and which have not been either (i) reflected or disclosed in the audited financial statements of TBC for the [year ended December 31, 1997] and provided to Emerald in writing; or (ii) incurred subsequent to [December 31, 1997,] in the ordinary course of business.

         4.6 Absence of Certain Changes or Events. Since [December 31, 1997,] there has not been:

                  (a) any material adverse change in the condition (financial or otherwise), of the assets, liabilities or business of TBC;

                  (b) any material adverse change in the character of the assets or liabilities of TBC;

                  (c) any capital improvements, except for ordinary maintenance and repairs, or any purchase of property by TBC at a cost in excess of $25,000 other than supplies in the ordinary course of business;

                  (d) any physical damage, destruction or loss not covered by insurance exceeding $25,000 in value or affecting in a material and adverse way the property, assets, business or prospects of TBC;

                  (e) any material change in the accounting methods or practices of TBC unless required by law or GAAP;

                  (f)      any material change in the capital structure of TBC;

                  (g) any loss incurred or determined to be probable for TBC as a result of environmental problems which has or would be expected to have a material adverse effect on the financial position of TBC; or

                  (h) any increase in the compensation payable or to become payable by TBC to any officer or employee or any bonus, except bonuses accrued and reflected on the December 31, 1997 TBC Financial Statements, percentage compensation, service award or other like benefit, granted, made or accrued or credited to any officer or employee or any pension, retirement, or deferred compensation payment agreed to, other than in accordance with preexisting plans or normal and customary annual salary reviews and adjustments and promotional increases.

         4.7 Tax Matters. TBC has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements that are required to be filed and have paid all taxes that have become due pursuant to such returns or pursuant to any assessment that has become payable. The returns filed by TBC have been and will be accurately and properly prepared. To the extent that any tax liability or assessment has accrued, but has not yet become payable or has been proposed for assessment or determination but remains unpaid, the same has been reflected as a liability on the books and records of TBC and the TBC Financial Statements subject to normal year-end adjustments. Since [December 31, 1997,] TBC has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business. TBC has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. There are no examinations, reviews, audits or investigations of any tax return or report of TBC that is presently pending or threatened, and TBC is not a party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

         4.8 Title to Properties; Absence of Liens and Encumbrances, Leases Enforceable.

                  (a) Except as to property indicated in the TBC Disclosure Schedule as being leased or mortgaged, TBC has good and marketable title to its assets, real and personal (including those reflected in TBC Financial Statements, except for loans and investments as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all material mortgages, pledges, liens, charges and encumbrances, except (A) investment securities that are pledged to secure the deposit of public monies, FHLB advances or monies under the control of any court, (B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of TBC's business or the ownership of its assets as are not material in amount and do not affect the value of, or interfere with the present use of, TBC's assets or otherwise materially impair its operations.

                  (b) To the best knowledge of TBC, the structures and equipment owned or used by TBC comply in all material respects with applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

                  (c) The real property, if any, leased by TBC is held by it under valid and enforceable leases. TBC is not in material default under any such leases.

         4.9 Legal Proceedings. There are no material claims, actions, suits, proceedings or investigations pending, or to the best knowledge of TBC, threatened, by or against, or otherwise affecting TBC or its assets, business or properties, or the transactions contemplated by the Plan of Merger, or its directors, officers or employees in reference to actions taken by it in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor to TBC's knowledge is there any valid basis for any such action, proceeding or investigation, other than (i) claims by TBC in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance. To the best knowledge of TBC, TBC is in compliance in all material respects with laws, ordinances, rules, regulations, orders, licenses and permits that are applicable to its business as now conducted and is not in material default under any thereof.

         4.10     Authority Relative to This Plan of Merger.

                  (a) TBC has the requisite corporate power and authority to enter into this Plan of Merger and perform its obligations hereunder, subject to the required vote of its shareholders and to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

                  (b) The execution, delivery and performance of this Plan of Merger by TBC has been duly authorized and approved by the Board of Directors of TBC, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Plan of Merger.

                  (c) This Plan of Merger has been duly executed and delivered by TBC and constitutes a valid and binding obligation of TBC enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The consummation of the transactions contemplated by this Plan of Merger will not in any material respect conflict with, violate or result in a material breach of or material default in any (A) term, condition or provision of the articles of incorporation or bylaws of TBC; (B) applicable law, rule, regulation or order of any court or governmental agency; or (C) material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, to which TBC is a party or by which its properties may be bound.

         4.11 No Untrue Representations. The documents furnished by TBC to Emerald (the "TBC Documents"), including but not limited to the TBC Disclosure Schedule and the TBC Financial Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact that TBC has not disclosed in the TBC Documents or TBC Disclosure
Schedule in writing which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of TBC or the ability of TBC to perform this Plan of Merger, except that TBC makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

         4.12     Employee Benefit Plans.

                  (a) Except as described in the TBC Documents or set forth on Exhibit 4.12(a) to the TBC Disclosure Schedule, TBC has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by TBC has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. TBC has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

                  (b) Except as described in the TBC Documents or set forth on Exhibit 4.12(b) to the TBC Disclosure Schedule, TBC is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

         4.13     Environmental Protection.

                  (a) None of the assets of TBC (defined for purposes of this subsection as the real property and tangible personal property owned or leased by TBC as of the date of this Plan of Merger and as of the Effective
Time) contain any hazardous materials, defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, or the environment, including, without limitation, friable asbestos, petroleum products or PCBs ("Hazardous Materials"), other than in such quantities which are incidental and customary for the maintenance and operation of such assets, e.g., cleaning fluids ("Incidental Quantities").

                  (b) No notice or other communication has been received from any governmental agency having jurisdiction over TBC or to their best knowledge from any other person, with respect to any alleged violation by TBC of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the assets of TBC.

                  (c) All Hazardous Materials which have been remediated from any assets of TBC prior to or during their ownership by TBC have been handled in compliance with all applicable laws.

                  (d) To TBC's best knowledge, no collateral securing any loan made by TBC, as of the date of this Plan of Merger and as of the Effective Time, contains any Hazardous Materials, other than in Incidental Quantities.

         4.14 Material Contract Defaults. TBC is not in default in any material respect under the terms of any outstanding material contract, agreement, lease or other commitment, which would have a material adverse effect on the business, operations, properties or assets, or the condition, financial or otherwise, of TBC or under its articles of association or bylaws and no event has occurred which, with notice or lapse of time, or both, may be or become a material default of any such contract, agreement, lease or other commitment or under the articles of association or bylaws of TBC.

         4.15 Brokers and Finders. Neither TBC nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders fees or commissions and no broker or finder has acted directly or indirectly for TBC in connection with this Plan of Merger or the transactions contemplated hereby.

SECTION 5.--ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS.

         5.1 Access to Information. Emerald and TBC will give to one another and to their respective counsel, accountants and other representatives ("advisors"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to their respective books, records, customer and loan files, contracts and commitments. For the period prior to the Effective Time, Emerald and TBC shall deliver to one another such statements, schedules and reports concerning the business, operations and financial condition of Emerald and TBC as are regularly provided to their respective Board of Directors at such times as they are regularly supplied to their respective Board of Directors.

         5.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Letter of Intent dated May 15, 1998, between Emerald and TBC (the "Confidentiality Agreement").

         5.3      Effect of Access.

                  (a) Nothing contained in this Section 5 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

                  (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.


SECTION 6.--COVENANTS

         Emerald and TBC, each as an inducement for the other to enter into this Plan of Merger, covenant that:

         6.1 Preservation of Business. From the date of this Agreement, Emerald and TBC will use their respective reasonable best efforts to preserve the business organization of Emerald and TBC intact, to keep available to the Surviving Corporation the services of the present employees of Emerald and TBC, and to preserve for the Surviving Corporation the goodwill of the suppliers, customers, depositors and others having business relations with Emerald and TBC.

         6.2 Material Transactions. Until the Effective Time or the earlier termination of this Plan of Merger, and except as contemplated by this Plan of Merger or disclosed in the Disclosure Schedules or as consented to or otherwise approved by Emerald and TBC in writing, as the case may be, which consent or approval will not be unreasonably withheld:

                  (a) the business of Emerald and TBC shall be conducted only in the ordinary course and neither Emerald nor TBC will encumber any asset or enter into any transaction or make any contract or commitment relating to their respective properties, assets and businesses, other than in the ordinary course of business or as otherwise disclosed herein;

                  (b) no change shall be made in the articles of incorporation or bylaws of Emerald or TBC;

                  (c) except as provided in TBC's Disclosure Schedule, no change shall be made in the number of shares of capital stock of Emerald or TBC issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by Emerald or TBC relating to its authorized or issued capital stock;

                  (d) except in the ordinary course of business as previously conducted, no purchase order, contract or commitment (other than deposits, loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Emerald or TBC) shall be entered into by or on behalf of Emerald or TBC extending for more than one year or involving payment by Emerald or TBC of more than $50,000 in any one contract or related series of contracts or otherwise materially affecting its business;

                  (e) no employment agreement or other agreement will be entered into with any employee of TBC and no employee's salary or benefits will be increased except for normal annual increases as agreed to in writing and no employee benefit plan will be modified or amended except as required by law;

                  (f) Emerald and TBC will comply in all material respects with all laws applicable to them and to the conduct of their business, if failure to comply could have a material adverse effect upon its business;

                  (g) no dividends shall be paid, or distributions made, with respect to Emerald or TBC Stock;

                  (h) no loan other than in the ordinary course of business will be made by Emerald without providing TBC with all relevant documents related thereto and giving TBC a reasonable opportunity to review such loan and comment thereon;

                  (i) no loan other than in the ordinary course of business will be made by TBC without providing Emerald with all relevant documents related thereto and giving Emerald a reasonable opportunity to review such loan and comment thereon;

                  (j) no security owned by Emerald will be sold and no new securities will be purchased without the approval of TBC; and

                  (k) the obligations under all employment, severance or other agreements between Emerald or TBC and their respective employees related to the termination of such agreements shall not be in excess of the amounts described in the Employment Agreements attached to the Emerald or TBC Disclosure Schedule.

         6.3 Confidentiality. Until the Merger is consummated, Emerald or TBC shall not, without the prior written consent of the other party, as the case may be, disclose to third parties, and shall use care to assure that its directors, officers, employees and advisors do not disclose to third parties any information regarding the Merger or any confidential information, which shall include all information received from the other party, as the case may be, in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Plan of Merger, whether such information has been obtained before or after the date of execution of this Plan of Merger. The term "confidential information" does not include information which (i) was known to the other party, as the case may be, its directors, officers, employees or advisors prior to the time of its disclosure to such party by the other party;
(ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by the other party or their respective directors, officers, employees or advisors outside of the discussions, investigations, negotiations and performance contemplated by this Plan of Merger. "Third parties" does not include the directors, officers, employees or advisors of the other party.

         6.4 Emerald Shareholder Meeting. As soon as reasonably practicable, Emerald shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. In connection therewith, Emerald shall mail to all shareholders of record entitled to vote at such meeting the Offering Circular and Proxy Statement which shall indicate that the Board of Directors of Emerald has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, Emerald shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

         6.5 TBC Shareholder Meeting. As soon as reasonably practicable, TBC shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving and adopting this Plan of Merger, the Merger and the transactions contemplated thereby. In connection therewith, TBC shall mail to all shareholders of record entitled to vote at such meeting the Offering Circular and Proxy Statement which shall indicate that the Board of Directors of TBC has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Plan of Merger. Subject to applicable laws and the fiduciary duties of its directors, TBC shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

         6.6 Affiliate's Letters. Emerald and TBC shall use their respective best efforts to obtain and deliver to one another prior to the Special Meeting a signed letter in the form attached as Exhibit 6.6 from each of their respective officers, directors or shareholders who may be deemed an "affiliate" of Emerald or TBC, as appropriate within the meaning of such term as used in Rule 145 under the Securities Act.

         6.7 Accounting Methods. Neither Emerald nor TBC shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

         6.8 Approvals of Regulatory Authorities. Emerald and TBC will cooperate in the preparation and the filing by TBC of such applications to the Board of Governors of the Federal Reserve System (the "Fed"), the Federal Deposit Insurance Corporation (the "FDIC"), the Florida Banking Department and the Office of Thrift Supervision (the "OTS"), and other regulatory authorities as may be necessary to obtain all governmental approvals requisite to the consummation of the Merger. As soon as practicable, TBC shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Emerald by TBC and shall thereafter take all action to obtain the approval of such regulatory authorities. All of the representations contained in the applications filed by TBC with regulators with or on behalf of Emerald, will be, at the time they are made, accurate in all material respects, except TBC makes no representation or warranty as to matters contained therein that are based on information pro-vided by Emerald. All filings, requests for approval or other submissions for any regulatory approval shall be made available for review by Emerald prior to filing.

         6.9      Securities Matters.

                  (a) TBC shall prepare and distribute to the shareholders of Emerald an information package including an Offering Circular and Proxy Statement (collectively the "Information Package") designed to provide such shareholders with such information as needed about this Plan of Merger and the Merger in order to qualify the private placement of TBC Shares into which the Emerald Shares are to be converted pursuant to this Plan of Merger for the exemption under the Securities Act provided by Section 4(2). Emerald shall provide TBC with such information and documentation as shall be reasonably requested by TBC in order to prepare the Information Package.

                  (b) The information specifically designated as being supplied by Emerald for inclusion in the Information Package shall not, at the time the Information Package is delivered to the shareholders of Emerald, at the time of the meeting of the Emerald shareholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Emerald, or its officers or directors, should be discovered by Emerald which should be set forth in an amendment or a supplement to the Information Package, Emerald shall promptly inform TBC, and TBC shall promptly prepare and distribute such amendment or supplement.

                  (c) The information specifically designated as being supplied by TBC for inclusion in the Information Package shall not, at the time the Information Package is delivered to the shareholders of Emerald and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to TBC, or its officers or directors, should be discovered by TBC which should be set forth in an amendment or a supplement to the Information Package, TBC shall promptly inform Emerald and shall promptly prepare and distribute such amendment or supplement to the Information Package.

                  (d) Prior to the Closing Date, TBC shall cause, to the extent required, the shares of TBC Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the TBC Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

         6.10 Due Diligence. Emerald and TBC shall each deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it.

         6.11 Status Reports. Emerald and TBC shall advise one another from time to time regarding the applications for regulatory approval of the Merger and provide one another copies of all comments, correspondence and approvals to or from regulators in connection with the applications, and give one another copies of all regulatory approvals referred to in this Plan of Merger.

         6.12 Pooling and Tax-Free Reorganization Treatment. Unless required by law, neither Emerald nor TBC shall take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         6.13 Other Actions. Unless required by law, neither Emerald nor TBC shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of TBC or Emerald to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of TBC or Emerald to consummate the Merger in accordance with the terms of the Plan of Merger or materially delay such consummation.

         6.14 Conversion of Emerald Coast Bank. Emerald and TBC shall prepare and submit the necessary applications with the Fed, the FDIC and the OTS and the appropriate notice to the Florida Banking Department to convert Emerald Coast Bank into a federal savings association. Emerald shall thereafter take all action to obtain the approval of such regulatory agencies to implement the conversion.

         6.15 No Shopping. Neither Emerald nor any of its officers and directors will, and Emerald shall direct and use its best efforts to cause its employees, agents and representatives, during the period beginning on the date hereof and ending on the first to occur of (a) the Effective Time or (b) the termination of this Plan of Merger, (i) sell or arrange for sale of any Emerald Common Stock, other than as required by the Emerald employee stock purchase plan; (ii) negotiate, solicit or encourage or authorize any person to solicit from any third party any proposals relating to the merger or consolidation of Emerald, disposition of the business or assets of Emerald or the acquisition of the capital stock of Emerald; or (iii) except to the extent legally required for the discharge by the board of directors of its fiduciary duties, make any information concerning Emerald available to any person for the purpose of affecting or causing a merger, consolidation or disposition of Emerald or its assets or common stock.


SECTION 7.--CONDITIONS

         7.1 Mutual Conditions. The obligations of Emerald and TBC under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as both Emerald and TBC may waive in writing:

                  (a) Information Package. The Information Package shall have been distributed, and all applicable federal securities or state blue sky laws shall have been complied with or an exemption thereunder shall be available.

                  (b) No Litigation. No suit, action, claim or other proceeding shall have been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Emerald or TBC, presents a significant risk of restraint or prohibition of the transactions contemplated hereby or the attainment of material damages or other relief against Emerald or its shareholders or TBC or its shareholders in connection therewith.

                  (c) Shareholder Approval. The holders of two-thirds of the outstanding shares of Emerald Common Stock and a majority of the outstanding shares of TBC Common Stock shall have approved the Merger.

                  (d) Approvals. Receipt of all authorizations, approvals and/or consents of any third parties as well as the expiration of applicable waiting periods, including federal or state gov-ernmental and/or regulatory bodies and officials, necessary for the consummation of this Plan of Merger and for the continuation in all material respects of the business of TBC and Emerald, without interruption after the Effective Time, in substantially the manner in which such business is now conducted shall have been received, and no such authorizations or approvals shall contain any conditions or restrictions that Emerald or TBC reasonably believes will materially restrict or limit the business or activities of the Surviving Corporation subsequent to the Merger, or have a material adverse effect on their businesses, operations or financial conditions taken as a whole.

                  (e) Assumed Agreements. TBC shall have acknowledged its obligations under the merger and employment agreements set forth in the Emerald Disclosure Schedule.

                  (f) Dissenter's Rights. Holders of not more than ten percent (10%) of the outstanding shares of Emerald Common Stock shall have voted against approval of, or given notice in writing to Emerald at or prior to the Emerald shareholders' meeting that he or she dissents from, the transactions contemplated by the Plan of Merger and the Merger Agreement.

         7.2 Conditions in Favor of Emerald. All obligations of Emerald under this Plan of Merger are subject to and conditioned upon the satisfaction, prior to the Closing Date, of each of the following conditions except as Emerald may waive in writing:

                  (a) Material Adverse Change. Since the date of this Plan of Merger, there have been no material adverse changes, occurrences or developments in the business of TBC that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of TBC, and Emerald shall not have discovered any fact or circumstance not disclosed by TBC prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of TBC.

                  (b) Representations, Warranties and Agreements. Each representation and warranty of TBC contained in this Plan of Merger or in any TBC Document, including without limitation, financial statements, the TBC Disclosure Schedules, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). TBC and The Bank shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by them, or either of them, prior to or at the Closing Date.

                  (c) Officers' Certificate. Receipt by Emerald of a certificate in form and content satisfactory to Emerald from the President and the Chief Financial Officer of TBC, dated as of the Closing Date, to the effect that the representations and warranties made herein by TBC on the date hereof and on the Closing Date are true and correct as set forth in Section 4 and that TBC has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

                  (d) Legal Opinion. Receipt by Emerald of an opinion of legal counsel for TBC, Haskell Slaughter & Young, L.L.C., substantially in the form attached hereto as Exhibit 7.2(d). In addition, counsel may rely on representations and certificates of officers and directors of TBC and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

                  (e) Federal Tax Opinion. An opinion of Powell Goldstein Frazier & Murphy LLP shall have been received by Emerald to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, which opinion may be based upon representations of officers of Emerald reasonably satisfactory in form and substance to such counsel.

                  (f) Accountant's Letter. Emerald shall have received from Ernst & Young LLP a letter dated as of the date of the mailing of the Information Package and the Closing Date, in form and substance reasonably satisfactory to Emerald and customary in scope and substance for letters delivered by independent public accountants in connection with pooling of interests transactions similar to the Merger.

                  (g) Secretary's Certificate. Emerald shall have received in form and content satisfactory to it of the Secretary or an Assistant Secretary of TBC to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of TBC were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of TBC at all relevant times.

                  (h) Proper Actions and Documentation. All actions required to be taken by TBC in connection with the transactions contemplated by this Plan of Merger shall have been taken, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to Emerald, and Emerald shall have received copies of all documents that it may have reasonably requested in connection with such transactions.

                  (i) Minimum Equity. Emerald shall have shareholders equity at the Effective Time of not less than [$5,820,000], exclusive of costs associated with this transaction and determined in accordance with GAAP.

         7.3 Conditions in Favor of TBC. All obligations of TBC under this Plan of Merger are subject to and shall be conditioned upon the satisfaction, prior to or on the Closing Date, of each of the following conditions except as TBC may waive such conditions in writing:

                  (a) Material Adverse Change. Since the date of this Plan of Merger there have been no material adverse changes, occurrences or developments in the business of Emerald that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Emerald, and TBC shall not have discovered any fact or circumstance not disclosed by Emerald prior to the date of this Plan of Merger that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Emerald.

                  (b) Representations, Warranties and Agreements. Each representation and warranty of Emerald contained in this Plan of Merger or in any Emerald document, including, without limitation, financial statements, the Emerald Disclosure Schedules, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, that is qualified as to materiality shall be true and correct, and each representation and warranty that is not so qualified shall be true and correct in all material respects, as of the date of the Plan of Merger and at the Closing Date as if then made, except to the extent that any such representation and warranty expressly relates to an earlier date (in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation that is not so qualified shall be true and correct in all material respects, as of such earlier date). Emerald shall have performed and complied with all covenants, agreements and conditions required by this Plan of Merger to be performed or complied with in all material respects by it prior to or at the Closing Date.

                  (c) Officer's Certificate. Receipt by TBC of a certificate in form and content satisfactory to it from the President and the Chief Financial Officer of Emerald, dated the Closing Date, to the effect that the representations and warranties made herein by Emerald on the date hereof, and on the Closing Date, are true and correct as set forth in Section 3, and that Emerald has performed the covenants, obligations and agreements undertaken by it herein in all material respects.

                  (d) Secretary's Certificate. TBC shall have received in form and content satisfactory to it a certificate of the Secretary or an Assistant Secretary of Emerald to the effect that all necessary approvals of the Merger by the Board of Directors and shareholders of Emerald were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Emerald at all relevant times.

                  (e) Legal Opinion. Receipt by TBC of an opinion of Emerald's legal counsel, Powell Goldstein Frazier & Murphy LLP, substantially in the form attached as Exhibit 7.3(e). In addition, such counsel may rely on representations and certificates of officers and directors of

Emerald and certificates of public officials. Such opinion shall be subject to reasonable and customary qualifications.

                  (f) Federal Tax Opinion. An opinion of Haskell Slaughter & Young, L.L.C. shall have been received by TBC to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code, which opinion may be based upon representations of officers of TBC reasonably satisfactory in form and substance to such counsel.

                  (g) Accountant's Letter. TBC shall have received from Ernst & Young a letter dated the date of the Offering Memorandum and the Closing Date, in form and substance reasonably satisfactory to TBC and customary in scope and substance for letters delivered by independent public accountants in connection with pooling of interests transactions similar to the Merger.

                  (h) Proper Actions and Documentation. All actions required to be taken by Emerald by this Plan of Merger shall have been taken or satisfied in all material respects, and all documents incidental thereto shall be in a form and substance reasonably satisfactory to TBC and its counsel, and TBC shall have received copies of all documents that they may have reasonably requested in connection with such transactions.

                  (i) Minimum Equity. TBC shall have shareholders equity at the Effective Time of not less than [$20,600,000] excluding costs associated with this transaction, and determined in accordance with GAAP.

                  (j) Real Estate Matters. Emerald and its shareholders shall have entered into an agreement regarding the sale and leaseback of certain real estate and the grant of an option by

Emerald to repurchase the real estate at fair value in such form that does not prevent the Merger from being accounted for as a pooling of interests.

                  (k) Conversion of Emerald Coast Bank. Emerald shall have successfully converted Emerald Coast Bank into a federal savings association, as defined by Section 3 of the Federal Deposit Insurance Corporation Act, regulated by the Office of Thrift Supervision.


SECTION 8.--TERMINATION

         8.1 Termination. This Plan of Merger may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Emerald and TBC contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

                  (a) Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.

                  (b)      by either Emerald or TBC:

                           (i)      if, upon a vote at a duly held meeting of
stockholders or any adjournment thereof, any required approval of the holders of shares of TBC Common Stock or Emerald Common Stock shall not have been obtained;

                           (ii)     if the Merger shall not have been
consummated on or before December 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

                           (iii)    if any court of competent jurisdiction or
other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iv)     in the event of a breach by the other party
of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger);

                  (c) By either Emerald or TBC in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 7.2 (in the case of Emerald) or Section 7.3 (in the case of TBC) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

                  (d) By TBC or Emerald, if TBC's or Emerald's Board of Directors shall have determined, in the exercise of its fiduciary duties under applicable law, not to recommend the

Merger to the holders of TBC Common Stock or the holders of Emerald Common Stock or shall have withdrawn such recommendation;

         8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

         8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of Emerald Common Stock and TBC Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights.

         8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of Emerald or TBC, action by its Board of Directors or the duly authorized designee of the Board of Directors.

         8.6 Expenses and Damages. Each party shall pay its own expenses in connection with the Plan of Merger and the Merger. Nothing contained in Section
8.7 shall be deemed to preclude either party from seeking to recover damages which it incurs as a result of a breach by the other party of this Plan of Merger or to obtain other legal or equitable relief (including specific performance).

         8.7 No Liability Upon Proper Termination. Upon proper termination by written notice as provided in Section 8.1 of this Plan of Merger, this Plan of Merger shall be void and of no further effect, except as set forth in Section 8.2, and there shall be no liability by reason of this Plan of Merger or the termination thereof on the part of either TBC, Emerald or the directors, officers, employees, agents or shareholders of any of them, and all such parties shall be released from all such liability, provided that any such termination shall not excuse a party for liability for any breach of this Agreement.

SECTION 9.        MISCELLANEOUS

         9.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties, agreements and covenants of the parties in this Plan of Merger shall survive the Effective Time. Each party shall be deemed to have relied upon each and every representation and warranty of the other party, regardless of any investigation heretofore or hereafter made by or on behalf of such party.

         9.2 Employee Benefits. All employees of Emerald who continue as employees of the Surviving Corporation after the Merger shall receive service credits for employment at Emerald prior to the Effective Time for purposes of meeting all the eligibility requirements and all vesting requirements for all of the Surviving Corporation's benefit programs in which such employees shall become eligible to participate on or after the Effective Time, including but not limited to health, retirement, vacation and disability plans. The Surviving Corporation will waive waiting periods and pre-existing conditions limitations under its group health plan (within the meaning of Section 5000(b)(i) of the Internal Revenue Code of 1986, as amended) for those employees of Emerald who continue as employees of The Surviving Corporation after the Merger and who had coverage under compatible group health plans of Emerald immediately prior to the Effective Time. The Surviving Corporation shall provide the opportunity for continuation of coverage through COBRA for any former Emerald employee who participated as or who had a right to elect participation as a COBRA continuee under Emerald's group health plans immediately prior to the Effective Time.

         9.3 Benefits of this Plan of Merger. This Plan of Merger and the rights and obligations of TBC and Emerald hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Emerald, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Plan of Merger and, except as aforesaid, there are no third-party beneficiaries of this Plan of Merger.

         9.4 Notices. Any notice, request, instruction, legal process or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

                  If to TBC:

                           Mr. James A. Taylor
                           The Banc Corporation
                           Chairman of the Board
                           17 North 20th Street
                           Birmingham, Alabama 35203

                  With copies to:

                           Haskell Slaughter & Young, L.L.C.
                           Attn: F. Hampton McFadden, Jr., Esq.
                           1200 AmSouth/Harbert Plaza
                           1901 Sixth Avenue North
                           Birmingham, Alabama 35203

                  and

                           Rothgerber, Appel, Powers & Johnson
                           Attn: William P. Johnson, Esq.
                           One Tabor Center
                           1200 17th Street, 30th Floor
                           Denver, Colorado 80202

                  If to Emerald:

                           Mr. Terry DuBose
                           Emerald Coast Bancshares, Inc.
                           Post Office Box 18439
                           Panama City Beach, Florida 32417

                  With copies to:

                           Powell Goldstein Frazer & Murphy L.L.P.
                           Attn: Walter G. Moeling, IV
                           191 Peachtree Street NE, 16th Floor
                           Atlanta, Georgia 30303

and to such other address or addresses as either party may designate to the other by like notice as set forth above.

         9.5 Publicity. Emerald and TBC shall ensure that all publicity, press releases and other announcements relating to this Plan of Merger and the transactions contemplated hereby are reviewed in advance by both TBC and Emerald and their respective legal counsel and shall not make any such announcements without the written approval of the other party.

         9.6 Entire Agreement. This Plan of Merger contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

         9.7 Waiver or Modification. Any party to this Plan of Merger may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Plan of Merger or agree to an amendment or modification to this Plan of Merger by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Plan of Merger. No amendment, modification or waiver of this Plan of Merger shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Plan of Merger shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless expressly provided. TBC's Board of Directors may authorize the amendment or supplementation of this Plan of Merger or waiver of any provision hereof or thereof, either before or after the approval of TBC's shareholders (and without seeking further shareholder approval to the extent allowed by law), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to TBC's shareholders.

         9.8 Controlling Law. This Plan of Merger shall be construed in accordance with the laws of the State of Alabama, except to the extent that federal law is applicable.

         9.9 Counterparts. This Plan of Merger may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

         9.10 Knowledge. Whenever the term "knowledge," "best knowledge" or similar expression is used in this Plan of Merger, it shall mean knowledge of a party's respective directors and officers.

         9.11 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by TBC and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

         9.12 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

         9.13     Cooperation.

         (a) TBC and Emerald shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby; and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

         (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of TBC and Emerald shall use all rea-sonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of TBC and Emerald will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing. The parties shall, from time to time, and including as of and upon the Closing Date, prepare and deliver to each other such supplements and amendments to their respective Disclosure Schedules as are necessary or appropriate to assure the accuracy and completeness thereof; provided that the furnishing of any such supplement shall not modify, limit, or otherwise affect any representations or warranties of a party contained in this Agreement or any right of a party to terminate this Agreement.

         IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of TBC and Emerald, this Plan of Merger has been signed on behalf of said corporations by their respective Chairman of the Board, President or Vice President, as the case may be, all on the date, month and year first written above.

                                    THE BANC CORPORATION

                                    By:
                                       -----------------------------------------
                                                   James A. Taylor
                                                Chairman of the Board



                                    EMERALD COAST BANCSHARES, INC.

                                    By:
                                       -----------------------------------------

                                       Its:
                                           -------------------------------------